Shockwave Motors, Inc.

At Shockwave Motors we make electric cars cool by providing a high performance, three-wheeled, three-passenger, all-electric roadster that's convenient, economical, pollution-free, safe, and fun to drive!


Defiant EV³ Roadster™

Invest

$107.00 minimum investment

Deadline April 28, 2020
in 2 months

Share Price
$53.50

Total Raised
$3,317

Valuation
$3,745,000

4(a)(6) offering provided by Netcapital Funding Portal, Inc.

INTRODUCTION

At Shockwave Motors we make electric cars cool by providing a high performance, three-wheeled, three-passenger, all-electric roadster that's convenient, economical, pollution free, safe, and fun to drive!

TESTIMONIALS

XCOR Aerospace



"I've seen a lot of high tech engineering developments through the years. No question about it: Shockwave Motors practices creative, out-of-this-world innovation!"

Rick Searfoss
Astronaut/Space Shuttle Commander
Director of Flight Test Operations and Chief Test Pilot



"The design of the three-wheeled Defiant EV³ Roadster™ is distinctly 'classic.' It's the electric car that ZZ Top might drive."

Ben Coxworth
Gizmag Author, Freelance Writer, Videographer and Television Producer



Comments from 2019 Knoxville Auto Show



What Others Are Saying About the Roadster

> **“This three-wheeled roadster pairs retro looks and a modern electric power-train, for a truly unique package.”**
>
> Jonathon Buckley
> Host of Translogic

—

PROBLEM

Electric vehicles provide a lot of benefits to both the environment and consumers, but people are reluctant to buy electric vehicles for three big reasons: limited range, lack of charging infrastructure, and the fact that many electric vehicles have a higher initial purchase price than traditional gas powered cars.



3 Major Barriers to Electric Vehicle Adoption
% respondents indicating their major reason for not driving electric
Range Anxiety
20%
28%
40%
Barriers:
Charging Infrastructure
Range
Price
One
Solution:
Defiant EV³ Roadster
Source: ING Question of the day – 47,000 respondents (remaining 12% chose other reasons)
You never know what will completely change the world, until it does.

—

SOLUTION

At Shockwave Motors we aim to produce vehicles that address range anxiety and cost while still providing a fun, safe, and environmentally friendly ride.

Shockwave’s first vehicle, the Defiant EV³ Electric Roadster™, is a hardtop/convertible with seating for three people. The battery is strategically located to allow easy access and provides the vehicle with an ultralow center of gravity for superior stability. It has a range of 100 miles on a single charge and can recharge from a 120-volt outlet in approximately 8 hours, providing a daily range of 200 miles – *all this for less than the average price of a used vehicle!*

The pollution-free Defiant EV³ Roadster™

- Single charge up to 100 miles
- Plugs into a standard 120-volt outlet
- 8 hour recharge (3X faster than a Nissan Leaf)
- When charged at work, has a daily range of up to 200 miles
- Top speed is approx. 70 MPH
- Regenerative braking
- Price $19,950 (After Federal Tax Rebate)
- Each roadster saves an estimated 30 barrels of crude oil per year
- Each roadster prevents an estimated 12,000 pounds of CO_2 from entering the atmosphere per year
- Saves you an estimated $4,000+ per year in operating costs and repairs.

Convenience, low operating cost, and simplicity are what set us apart

We don’t need any new infrastructure, no new house wiring, or special charging stations. A simple 120-volt outlet is all you need to join the EV Revolution.


SELIGMAN
BIRTH PLACE OF
HISTORIC ROUTE
66
SELIGMAN CHAMBER OF COMMERCE
SELIGMAN FOUR-SQUARE CHURCH
CALVARY CHURCH EST. 1980

How Our EVs Are Different From the Rest

Shockwave Motors, Inc. is providing a distinctly different vehicle for the EV market following the design and marketing strategy pioneered by the classic VW Beetle. Volkswagen produced a car that was safe, dependable, and affordable. This little “no frills” commuter car became one of the best selling cars in the world! Today’s EV market demands a similar type of vehicle. The roadster is convenient, economical, safe, dependable, fun to drive, and, most importantly, it is more affordable than a typical electric car. It’s a sporty car, like a classic Triumph Spitfire or MG.


630 – CKV



Ecology

Driving a roadster saves 30 barrels of crude oil and prevents 12,000 pounds of $C0_2$ from entering the atmosphere *each year!*


Cost to Drive
One Mile =

Economy

The roadster is affordable and, after the Federal EV tax rebate, is less than the average price of a used vehicle. Saves you $4,000+ per year in operating costs and repairs and *has the ability to pay for itself in about 5 years.*



Excitement

The roadster provides the *thrill of riding a motorcycle* with the added safety of a race car, like roll bar protection and a Passive Head-on Crash Avoidance Design™



Killer Feature

The hard top is easy to remove and *enhances the wind-in-your-face thrill* of cruising highways, country roads and city streets.



Safety First

While we designed the three-wheeled roadster with efficiency in mind, the roadster is considered an autocycle (which is a category of motorcycle) by the United States government and motorcycle/autocycle manufacturing regulations apply. Safety of the driver and occupants is our number one focus and we meet and/or exceed all safety requirements.


Defiant EV3 Roadster™

Future Products

After building consistent sales and manufacturing for our roadster product, we plan to introduce a second electric vehicle. Our plans for this vehicle include a modernistic, aerodynamic style, and seats for four adults. We plan for it to have performance characteristics similar to the roadster.

Also under development is a three-passenger pickup truck. We plan to designall three vehicles to fit on the same chassis and use a similar component configuration.

A limited production 4-wheeled, rail style, dune buggy is also under preliminary development and may be marketed as a kit.

Intellectual Property (IP) and Special Know-How

Shockwave Motors has worked extensively with the Quebec Advanced Transportation Institute, as well as four universities, to validate the design and performance characteristics of our roadster. This resulted in over 1,000 pages of IP documentation including a Bill Of Materials, Manufacturing Solution, and a Memorandum of Understanding to purchase vehicle components from a European company. Our IP includes our proprietary design of how we assemble various components, our software controls for the motor, and the battery pack (size, chemistry, and location).


Québec Advanced Transportation Institute
a) Manufacturing Scalability
b) 95% Fewer Parts
c) Leveraging Existing Technology
d) Basic CAD Complete
e) Molds Built
OVERVIEW
PRODUCTION SOLUTION
COMPONENTS ANALYSIS
1,000+ Pages of IP
Valued At > $1MM

MARKET

Traditional automotive manufacturers are abandoning the "car" market in favor much higher priced crossovers and pickup trucks. But, for commuting, we believe that people just want affordable and dependable transportation!


Average miles driven per day
51%
28%
15%
6%
Up to 15 miles
15 to 30 miles
30 to 45 miles
45 or more miles
Source: California Center for Sustainable Energy Infographic

There is a growing market acceptance of three-wheel electric vehicles. Arcimoto, just entering production has preorders for almost 3,000 vehicles. The gasoline power Polaris Slingshot has about 25,000 sales per year. The Electra Meccanica Solo is a small, single passenger, EV retailing for about $18,500 (Canadian) and they have more than 24,000 orders and have contracted with a Chinese company to manufacture 75,000 units over the next three years.

Recently, IDTechEx released a marketing study that explored the global electric motorcycle market including three wheeled vehicles and “disruptive new forms of car and car-like vehicles”. This is exactly where we fit in. They expect this to be a $10.5 billion market by 2025.


CEV 5%
NEV 1%
Pickup 6%
Minivan 10%
Sports Car 11%
SUV 14%
Sedan 53%
Body Style Choices of EV Intenders
Source:GCI/Dohring Market Research


GEM - NEV
$7,000 to $13,000


Kandi Coco - NEV
$11,000+

The major industry trends seem to be development of either high performance electric vehicles (passenger cars and crossovers); with a correspondingly high purchase prices and Neighborhood Electric Vehicles (NEVs) with minimal performance and relatively low cost. While the high performance vehicles certainly offer the driver the white knuckle thrill of tire burning acceleration, the high cost will eventually limit sales. The NEV market is very small. Less than one percent of the people surveyed were interested in buying an NEV.

Customer Demographics in the United States

Our goal is to attract environmentally conscious, middle-aged or younger commuters, who are potentially looking to move on from their hybrids and purchase an electric car for commuting and use the hybrid for longer trips. In general, our typical consumers will be similar to Leaf owners and have the following characteristics:

- Age: 35 to 55 Gender: 75% male
- Location: Urban homeowner commuting less than 100 miles a day
- Family income level: $65,000 to $125,000
- Social class and occupation: Professional/Blue Collar
- Education: High School, Technical School, and College

According to marketing information released by Myers Motors (three-wheeled EV manufacturer), *"You said you would use an electric vehicle primarily for commuting and running errands. You said it didn't matter if the vehicle had 3 or 4 wheels, but that price was a bigger factor. Eighty percent of you said that a range of 60 miles – or less – is all the range you needed."*


Launchpad

COMPETITIVE LANDSCAPE

The Leaf is the best-known and one of the most economical competitors with a starting price of about $31,000. Tesla's provide more features, greater range, and enhanced performance; but are presently tens of thousands of dollars more! All highway capable, multiple passenger EVs, use at least Level ll Chargers and Tesla requires custom public chargers and special wiring to be able to charge at home.

We have identified three vehicles that are electric motorcycles/autocycles and are entering the commuter market.

Factor	Defiant EV3	Morgan	Arcimoto Fun	Solo
Image and Style				
Price (MSRP)	$24,950	$44,000+	$19,900	$18,500+
Occupancy	Seats 3	Seats 1	Seats 2	Seats 1
Range	125 Miles	120 Miles	80 Miles	100 Miles
Recharge @ 120V	8 Hours (200 miles/day)	14 Hours (Est)	9 Hours (Est)	10 Hours (Est)
Recharge @ Level ll	2.5 Hours	5 Hours (Est)	4 Hours (Est)	3 Hours (Est)
Service	Establishing Nationwide Dealership	Dealership (14 in U.S)	None	None

Competitive Advantages

Our distinct competitive advantages are not only in providing room for up to three occupants, a high performance and more affordable electric roadster; but also, *our roaster gets a complete recharge from a standard 120-volt outlet in about 8 hours*. Additionally, we are committed to using a lean manufacturing strategy and providing convenient, local service after the sale. Our roadster is a truly exceptional design, which provides the driver with a unique and exhilarating driving experience!

Our roadsters are designed with both ease of manufacturing and servicing in mind. These design strategies allow us to ensure assembly quality is maintained. Furthermore, we are contracting with major automotive suppliers for the component parts (agreements in place). Our suppliers are quality focused and we will ensure they maintain the highest quality standards by insisting on proof of quality with each shipment, as well as using incoming Statistical Process Control sampling techniques on all major components.

A study by FleetCarma ranked top selling EV's based on cost and range. When we factored the Defiant into the calculations, we had the highest overall score.

Competitive Cost and Performance Analysis


Overall Score (Based on MSRP and Range)
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
Defiant EV3
2017 Mitsubishi i-MiEV
2017 Smart Fortwo EV
2017 Ford Focus EV
2017 FIAT 500e
2017 Kia Soul EV
2017 Nissan Leaf
2017 BMW i3
2017 Chevrolet Bolt

Source: https://www.fleetcarma.com/2017-battery-electric-cars-reported-range-comparison/

Go to Market Strategy

We plan to initially focus on the key markets of: Florida, Texas, California, Washington, Oregon, New York, and Canada. The Assembly Facility should be able to service dealerships that are either wholly owned subsidiaries of Shockwave Motors or independently (nonexclusive) franchised dealers. We are also reaching out to companies such as CarVana and Vroom for sales and distribution. Shipping is FOB the Assembly Facility.

We have a dealer located on Grand Cayman that has the ability to sell throughout the Bahamas and Caribbean as well as being the first automotive dealer with the rights to sell vehicles in Cuba! Recently, several countries have pledged to ban gasoline powered in the next 20 to 30 years. After we establish our assembly facility and dealer network in North America, we plan to expand into the markets in India, Europe, and Asia. We have already had dealer inquiries from Europe in various countries ranging from Norway to Spain.

BUSINESS MODEL

We don't manufacture", we "assemble".

Virtually all of the components we use are "off-the-shelf"; only the fiberglass body, chassis, and front steering system are unique to Shockwave Motors.

We plan to establish an assembly factory in a vacant automobile dealership, as it will have much of the infrastructure we need already in place. This should provide ample room for roadster assembly, inventory, showroom display, and for any necessary service. The initial assembly factory can be established in a facility with approximately 25,000 to 50,000 square feet. As sales and production grow, we plan to either expand the original facility or move to a larger location.

Service and Support

We plan to provide service at the Assembly Facility, at our Franchised Dealers, and via a nationwide network of approximately 1,000 established service centers, such as Jiffy Lube and/or NAPA.

PROGRESS


Prototype #2
IDTechEx: Most Significant Innovation in EVs
Prototype #1
Shockwave Motors Incorporated
2016
2014
2018
2019
2020
Prototype #3 Minimum Viable Product
Winner Cleantech Open Southeast Region
$2.9 MM Pre-orders
Top Ten Finalist in National Cleantech Open
Establish Assembly Facility
Production Begins

SUCCESS


EV
Electric Vehicles
Everything is Changing
Winner
Innovation
Shockwave Motors, Inc.
IDTechEx

- 120 Customers on wait list; $2.9M in pre-orders
- Third Prototype = Minimum Viable Product (MVP)
- SAE Certified
- Automotive Supplier Agreements
- $1MM+ IP Generated by ITAQ
- 2019 National Cleantech Open Competition: Top Ten Finalist.
- 2018 Cleantech Open Accelerator: Southeast Region Winner.
- 2017 TiECon Detroit: Excellence in Entrepreneurship Award.
- 2016 IDTechEx: Most Significant Innovation in EVs.
- 2016 Featured on the Science Channel's All-American Makers.
- Investments: *The Founders have bootstrapped the company; estimated $395K from Founders, in-kind services, sponsorships, and winning pitch contests.*

TEAM



John McMillian

Founder and CEO

John, Shockwave's Founder and CEO, has more than 50 years of experience with electric vehicles. In college, he researched and built a variety of electric cars, including one from the ground up. After majoring in Transportation and earning an MBA from the University of Tennessee, he spent eight years on active duty with the Air Force. John's last assignment was as a Missile Combat Crew Commander for the Titan II, ICBM System at Little Rock, AFB. While in the Air Force, John continued to design and convert cars to electric power. He lived off the grid for almost 20 years and presently resides on Cherokee Lake, in east Tennessee, in a passive solar, earth sheltered home, of his own design. John created the Defiant EV³™ Roadster from the ground up to provide enhanced performance and lower electric vehicle costs.

"My earliest memories of any kind of an electric vehicle date back to 1958, I was around 5 years old. At that time, I had a little red pedal tractor. My Dad told me about getting a car battery and a starter motor; then using the tractor's chain drive to create an "electric tractor" for me to ride. I can clearly remember us sitting on the linoleum floor in the kitchen working on the starter motor. Dad was way ahead of his time on that one – electric riding toys are everywhere today – that was over 60 years ago and it sure made an impression on me!"



Normand Rheault

Cofounder and VP Management Systems

Normand successively held HR management positions at Rolls-Royce Limited, Bell Helicopter Textron, Hyundai Motors Manufacturing and was recently part of the executive team in a multinational Engineering firm called WSP. He started his own firm specializing in plant start-ups, and has helped many World-class companies getting established in Canada and the US. Normand's areas of expertise include Plant start-ups, pedagogical engineering, and technology transfers.



Carrie Fair

Cofounder and VP Marketing

Carrie has many years of experience in professional sales and media relations. She is responsible for securing media coverage with both local and national media visibility and serving as Shockwave's spokesperson. Additionally, she oversees our social media efforts.

"In this endeavor, I believe we must strike a combination of the hands on application of lifelong knowledge with savvy marketing experiences. We must also take our cue from current understanding of consumer desires and let their preferences guide the driving force behind creative styling applications for the Defiant EV³ Roadster.™ In this way, we will make sure to meet the customer's needs for a fuel efficient vehicle, while keeping it affordable for the general public. This is also the strategy we will use for tapping into global markets."



John Felder

Advisor

John, President and CEO at Premier Automotive Export, Ltd. & Cayman Automotive Leasing and Sales, Ltd. His was the first company to deliver 100% American manufactured 100% electric vehicles to Havana, Cuba in November 2015.



Richard Otness

Mentor

Richard served on the Board of Directors for the Atlanta Technology Angels (ATA). During the past 20 years Richard has been an Angel investor and invested in numerous startups, many of which have been acquired by other companies. Richard has an MBA from Harvard Business School.



Thom Reed

Spokesperson

Thom, best known for his work in Bad Boys II, CSI Miami, Ancient Aliens, the original owner of the International Model and Artist Group "Miami Models" (South Beach) and Paraween Entertainment, joined with Shockwave Motors, Inc, as an official Spokesperson.


Richard Webb
Master Fabricator
Andrew Crider
Fabricator

We are a diverse team with a wide range of backgrounds. Our uniqueness is one of our key characteristics as it allows us to bring our strengths to focus on the challenges we face and arrive at the optimal solutions.We are a very coachable team and we play to win! Last, but not least, we know how to have fun and enjoy each other's company. Being together and knowing how to socialize helps us build the strong relationships necessary to carry us past the difficult times.


Norm Carrie John


Be part of an
electric
future
Invest in Shockwave Motors, Inc.
©2019 ShockwaveMotors, Inc.

USE OF PROCEEDS

If the offering's maximum amount of $107,000 is raised:

Use	Value	% of Proceeds
Finalize Legacy CAD	$3,500	3.3%
Modify Body Molds	$4,500	4.2%
Bill of Material	$500	0.5%
inventory	$30,757	28.7%
Marketing	$5,000	4.7%
Labor	$41,500	38.8%
Facility	$16,000	15.0%
Intermediary fees	$5,243	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in Shockwave Motors, Inc.. This offering must raise at least $10,000 by April 28, 2020 at 11:59pm ET. If this offering doesn't reach its *target*, then your money will be refunded. Shockwave Motors, Inc. may issue additional securities to raise up to $107,000, the offering's *maximum*.

$3,317 raised

$10,000 minimum

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

72,000 shares
× $53.50 per share

$3,852,000 implied valuation

FINANCIALS

Income statement

Balance sheet

Cash flow statement

Change in equity statement

Executive certification

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest offering statement

UPDATES

Jan 9, 2020 • Primary offering of 2,000 shares at $53.50

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UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.